UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
Amendment No. 3

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

COOPER-STANDARD HOLDINGS INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	20-1945088 (IRS Employer Identification No.)

40300 Traditions Drive, Northville, Michigan (Address of principal executive offices)	48168 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act: None.

EXPLANATORY NOTE

This Amendment No. 3 to the Form 8-A is filed to amend and supplement Items 1 and 2 of the Registration Statement on Form 8-A initially filed by Cooper-Standard Holdings Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “SEC”) on November 7, 2022, as amended by Amendment No. 1 filed with the SEC on November 9, 2022, and Amendment No. 2 filed with the SEC on November 18, 2022.

Item 1.	Description of Registrant’s Securities to be Registered.

On September 12, 2025, the Company entered into a First Amendment to the Section 382 Rights Agreement (the “First Amendment”), which amends the Section 382 Rights Agreement, dated as of November 7, 2022 (the “Rights Agreement”), by and between the Company and Broadridge Corporate Issuer Solutions, LLC, as successor-in-interest to Broadridge Corporate Issuer Solutions, Inc., in its capacity as rights agent. Pursuant to the terms of the First Amendment, effective as of September 12, 2025, the Company amended the Rights Agreement to extend the Final Expiration Date (as defined in the Rights Agreement) of the rights issued pursuant to the Rights Agreement from the close of business on November 6, 2025 to the close of business on November 5, 2026. Except for the extension of the Final Expiration Date, the Rights Agreement otherwise remains unmodified.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the complete text of the Rights Agreement, which was filed as Exhibit 4.1 to the Company’s Registration Statement on Form 8-A filed with the SEC on November 7, 2022, and the First Amendment, which was filed with the SEC as Exhibit 4.1 to the Current Report on Form 8-K filed on September 12, 2025. The Rights Agreement and the First Amendment are incorporated herein by reference.

Item 2. Exhibits.

Exhibit No.	Description

3.1
Certificate of Designation of Series A Junior Participating Preferred Stock of Cooper-Standard Holdings Inc. filed with the Secretary of State of the State of Delaware on November 7, 2022 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form 8-A filed on November 7, 2022).

4.1
Section 382 Rights Agreement, dated as of November 7, 2022, by and between Cooper-Standard Holdings Inc. and Broadridge Corporate Issuer Solutions, LLC (as successor-in-interest to Broadridge Corporate Issuer Solutions, Inc.), which includes the Form of Certificate of Designation as Exhibit A, Form of Rights Certificate as Exhibit B, and the Form of Summary of Rights as Exhibit C (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form 8-A filed on November 7, 2022).

4.2
First Amendment to Section 382 Rights Agreement, dated as of September 12, 2025, by and between Cooper-Standard Holdings Inc. and Broadridge Corporate Issuer Solutions, LLC (as successor-in-interest to Broadridge Corporate Issuer Solutions, Inc.) (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 12, 2025).

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: September 12, 2025	Cooper-Standard Holdings Inc. By: /s/ MaryAnn Peterson Kanary Name: MaryAnn Peterson Kanary Title: Senior Vice President, Chief Legal Officer and Secretary

3